Exhibit 99.1

AAR Names Sean Gillen Chief Financial Officer

WOOD DALE, Illinois, January 3, 2019 / PR Newswire / — AAR CORP (NYSE: AIR) today announced that its Board of Directors has appointed Sean Gillen as Vice President and Chief Financial Officer, effective January 7, 2019.  Mr. Gillen will succeed Michael Milligan and will report to President and Chief Executive Officer John Holmes. He will have responsibility over the financial, accounting, tax, treasury and investor relations functions at AAR.

Mr. Gillen joins AAR from USG Corporation (NYSE: USG), a construction materials company based in Chicago with annual net sales of $3.2 billion, where he served as Vice President and Treasurer.  Prior to USG, Mr. Gillen spent nine years in investment banking with Goldman Sachs in their Global Industrials Group.

Mr. Holmes commented on Mr. Gillen’s appointment, “We are thrilled to add Sean to our deep and experienced management team. Sean is an exceptional talent with significant corporate finance, M&A and investor relations expertise.  Sean is a strong and principled strategic thinker and will play a major role in helping us drive our business growth strategy.”

Mr. Holmes also thanked Mr. Milligan for his service, noting that “Mike was a steady hand who contributed to AAR’s continued financial strength during his tenure as CFO. It has been a pleasure to work with Mike.”

Mr. Gillen said, “I am very excited to join AAR, a dynamic organization with a strong track record and tremendous future.  I look forward to working together with John and the management team to continue to deliver superior results for AAR’s customers, employees and shareholders.”

About AAR

AAR is a global aerospace and defense aftermarket solutions company that employs more than 6,000 people in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. AAR’s Aviation Services include parts supply; OEM solutions; integrated solutions; maintenance, repair, overhaul; and engineering. AAR’s Expeditionary Services include mobility systems and composite manufacturing operations. Additional information can be found at www.aarcorp.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s Form 10-K for the fiscal year ended May 31, 2018. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.